Exhibit 99.3

Fiscal Year 2022 Unaudited Pro Forma
Combined Financial Information

PMI and Swedish Match AB Combined

					Schedule 1
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Pro Forma Financial Information – PMI and Swedish Match Combined
($ in millions) / (unaudited)

	Quarter Ended March 31	Quarter Ended June 30	Quarter Ended September 30	Quarter Ended December 31	Full Year Ended December 31
	2022	2022	2022	2022	2022
Total PMI
Net Revenues	$ 7,746	$ 7,832	$ 8,032	$ 8,152	$ 31,762
Cost of sales	2,608	2,648	2,935	3,211	11,402
Gross Profit	$ 5,138	$ 5,184	$ 5,097	$ 4,941	$ 20,360

Swedish Match
Net Revenues	$ —	$ —	$ —	$ 316	$ 316
Cost of sales	—	—	—	247	247
Gross Profit	$ —	$ —	$ —	$ 69	$ 69

Total PMI excl. Swedish Match
Net Revenues	$ 7,746	$ 7,832	$ 8,032	$ 7,836	$ 31,446
Cost of sales	2,608	2,648	2,935	2,964	11,155
Gross Profit	$ 5,138	$ 5,184	$ 5,097	$ 4,872	$ 20,291

Pro Forma Swedish Match Financial Information
Net Revenues	$ 490	$ 557	$ 579	$ 619	$ 2,244
Cost of sales	190	218	225	244	877
Gross Profit	$ 300	$ 338	$ 354	$ 375	$ 1,367

Pro Forma Combined Financial Information
Net Revenues	$ 8,236	$ 8,389	$ 8,611	$ 8,455	$ 33,690
Cost of sales	2,798	2,866	3,160	3,208	12,032
Gross Profit	$ 5,438	$ 5,522	$ 5,451	$ 5,247	$ 21,658

The unaudited pro forma combined financial information was prepared using the acquisition method of accounting as required by ASC 805 Business Combinations and was based on the historical financial information of PMI and Swedish Match as disclosed in Form 10-K for the year ended December 31, 2022, Item 8, Note 3. Acquisitions

The unaudited pro forma financial information is not necessarily indicative of what the consolidated results of operations would have been had the acquisition been completed on January 1, 2021. In addition, the unaudited pro forma financial information is not a projection of future results of operations of the combined company